Exhibit 5.1

August 6, 2013

Affiliated Managers Group, Inc.

600 Hale Street

Prides Crossing, MA 01965-1000

Ladies and Gentlemen:

Reference is made to our opinion dated August 6, 2013 and included as Exhibit 5.1 to the registration statement on Form S-3 (File No. 333-190402) (the “Registration Statement”), filed by Affiliated Managers Group, Inc., (the “Company”) and AMG Capital Trust III, as of August 6, 2013, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and other securities as specified therein. We are rendering this supplemental opinion in connection with the Company’s proposed issuance and delivery of up to 4,500,000 shares of Common Stock (the “Shares”) from time to time, in settlement of, and pursuant to (i) the Confirmation Letter Agreement dated August 8, 2012, between the Company and Deutsche Bank AG, London Branch, as forward purchaser (“DB”) (the “Initial DB Confirmation”) and the Confirmation Letter Agreement dated August 8, 2012, between the Company and Bank of America, N.A. (“BOFA”) (the “Initial BAML Confirmation”) and (ii) the Confirmation Letter Agreement dated August 6, 2013, between the Company and DB (the “DB Confirmation”, and together with the Initial DB Confirmation and any subsequent related Confirmation Letter Agreements entered into with DB on substantially the same terms, the “DB Confirmations”), the the Confirmation Letter Agreement dated August 6, 2013, between the Company and BOFA (the “BAML Confirmation”, and together with the Initial Contribution and any subsequent related Confirmation Letter Agreements entered into with BOFA on substantially the same terms, the “BAML Confirmations”), the Confirmation Letter Agreement dated August 6, 2013, between the Company and Citibank, N.A. (“Citi”) (the “Citi Confirmation”, and together with any subsequent related Confirmation Letter Agreements entered into with Citi on substantially the same terms, the “Citi Confirmations”), the Confirmation Letter Agreement dated August 6, 2013, between the Company and Mitsubishi UFJ Securities International plc (“Mitsubishi”) (the “Mitsubishi Confirmation”, and together with any subsequent related Confirmation Letter Agreements entered into with Mitsubishi on substantially the same terms, the “Mitsubishi Confirmations”), the Confirmation Letter Agreement dated August 6, 2013, between the Company and Royal Bank of Canada (“RBC”) (the “RBC Confirmation”, and together with any subsequent related Confirmation Letter Agreements entered into with RBC on substantially the same terms, the “RBC Confirmations”), the Confirmation Letter Agreement dated August 6, 2013, between the Company and The Bank of Nova Scotia (“Scotia”) (the “Scotia Confirmation”, and together with any subsequent related Confirmation Letter Agreements entered into with Scotia on substantially the same terms, the “Scotia Confirmations”), and the Confirmation Letter Agreement dated August 6, 2013, between the Company and Wells Fargo Bank, N.A (“Wells Fargo”) (the “Wells Fargo Confirmation”, and together with any subsequent related Confirmation Letter Agreements entered into with Wells Fargo on substantially the same terms, the “Wells Fargo Confirmations”).

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

Based upon the foregoing, we are of the opinion that, when issued and delivered in conformity with the authorizing resolutions of the Company’s Board of Directors dated May 31, 2011, July 24, 2012 and July 23, 2013 and the authorizing resolutions of the Pricing Committee of the Board of Directors, and against payment of the purchase price therefor in accordance with the DB Confirmations, the BAML Confirmations, the Citi Confirmations, the Mitsubishi Confirmations, the RBC Confirmations, the Scotia Confirmations and the Wells Fargo Confirmations, and as contemplated by the Registration Statement and any applicable prospectus, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the incorporation by reference of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP